Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 11, 2026
Contact: Amber Pringnitz
515.412.2306
apringnitz@fhlbdm.com
Federal Home Loan Bank of Des Moines Announces 2025
Fourth Quarter and Annual Financial Results, Declares Dividend
Fourth Quarter 2025 Highlights
•Net income of $223 million
•Affordable Housing Program (AHP) assessments of $25 million
•Voluntary community and housing contributions of $10 million
•Advances totaled $110.2 billion
•Mortgage loans held for portfolio, net totaled $14.5 billion
•Letters of credit totaled $18.3 billion
•Retained earnings totaled $3.8 billion
Dividend
The Board of Directors approved a fourth quarter 2025 dividend to be paid at an annualized rate of 9.75% on average activity-based stock and 6.00% on average membership stock, unchanged from the prior quarter. The Federal Home Loan Bank of Des Moines (the Bank) expects to make dividend payments totaling $147 million on February 17, 2026.
Liquidity Mission
The Bank provides liquidity to its members to support the housing, business, and economic development needs of their communities. Members pledge mortgage loans and other collateral to access the Bank’s core liquidity products of advances, letters of credit, and mortgage loans held for portfolio under the Mortgage Partnership Finance® Program. During the year ended December 31, 2025, advance balances averaged $108.1 billion, letters of credit averaged $18.4 billion, mortgage loan balances averaged $13.2 billion, and the Bank held an average of $29.9 billion of short-term assets as a ready source of liquidity for its members.

Affordable Housing and Community Impact
The Bank’s housing and community development programs are central to its mission. The Bank contributes 10% of its net income each year to its AHP, a grant program that supports the creation, preservation, or purchase of affordable housing. This program includes a competitive AHP and two down payment assistance products called Home$tart and the Native American Homeownership Initiative. During the year ended December 31, 2025, the Bank accrued statutory AHP assessments of $98 million and voluntarily accrued $15 million, to be awarded in 2026 through this program.

In addition to its AHP, the Bank offers its members voluntary programs to further its housing mission. During the year ended December 31, 2025, the Bank recorded a total of $78 million in voluntary community and housing contributions, including the voluntary AHP contribution. Through its voluntary programs during 2025, the Bank:

•provided $23 million in 0% rate advances to members that originated or purchased mortgage loans from a Habitat for Humanity® affiliate and recorded $5 million in subsidy expense;
•funded $346 million of home mortgages with an interest rate lower than the current market rate under the Mortgage Rate Relief program, which provided $30 million in grants for those seeking affordable homeownership;
•recorded contributions of $26 million to its Member Impact Fund to match member donations to local housing and community development organizations; and
•provided $2 million in support of communities impacted by floods in Alaska.

2025 Financial Results Discussion
Net Income - For the year ended December 31, 2025, the Bank recorded net income of $881 million compared to $914 million in the prior year.
Net Interest Income - For the year ended December 31, 2025, the Bank recorded net interest income of $1.2 billion, a decrease of $86 million when compared to the prior year. The decrease during the year ended December 31, 2025 was due to the yield on interest-earning assets declining quicker than the cost of interest-bearing liabilities driven primarily by changes in interest rates, which also reduced earnings on invested capital, and a decrease in longer-term advances. The decline in net interest income was offset in part by mortgage loan and mortgage-backed security portfolio growth, as well as the call of higher-costing consolidated obligation bonds.

Other Income (Loss) - For the year ended December 31, 2025, the Bank recorded other income of $100 million, an increase of $63 million when compared to the prior year, primarily due to the net changes in fair value on the Bank’s trading securities, fair value option instruments, and economic derivatives, including the related interest settlements.
Other Expense - For the year ended December 31, 2025, the Bank recorded other expense of $270 million, an increase of $12 million when compared to the prior year, primarily driven by an increase in voluntary community and housing contributions.
Assets - The Bank’s total assets increased to $186.5 billion at December 31, 2025, from $165.3 billion at December 31, 2024, driven primarily by an increase in advances and investments. Advances increased $10.3 billion due mainly to an increase in borrowings by large depository institution members and insurance companies. Investments increased $9.0 billion due in part to an increase in securities purchased under agreements to resell, as well as the purchase of agency mortgage-backed securities and U.S. Treasury obligations.
Capital - Total capital increased to $10.5 billion at December 31, 2025, from $9.5 billion at December 31, 2024, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	December 31, 2025	December 31, 2024
Advances	$110,230	$99,951
Investments	61,015	52,032
Mortgage loans held for portfolio, net	14,540	11,896
Total assets	186,499	165,253
Consolidated obligations	173,869	153,251
Capital stock - Class B putable	6,509	5,989
Retained earnings	3,797	3,491
Total capital	10,487	9,451
Total regulatory capital[1]	10,336	9,489
Regulatory capital ratio[1]	5.54%	5.74%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Operating Results	2025	2024	2025	2024
Net interest income	$278	$241	$1,150	$1,236
Provision (reversal) for credit losses on mortgage loans	1	1	1	(1)
Other income (loss)	31	56	100	37
Other expense	60	67	270	258
Affordable Housing Program assessments	25	23	98	102
Net income	$223	$206	$881	$914
Performance Ratios
Net interest spread	0.36%	0.26%	0.37%	0.41%
Net interest margin	0.59	0.56	0.62	0.70
Return on average equity (annualized)	8.64	8.76	8.71	9.52
Return on average assets (annualized)	0.47	0.47	0.47	0.51

The financial results reported in this earnings release for 2025 are preliminary until the Bank announces audited financial results in its 2025 Form 10-K filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by over 1,200 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.